Exhibit 99.1

Pacific Coast Oil Trust

Pacific Coast Oil Trust Announces Monthly Cash Distribution

Pacific Coast Oil Trust

The Bank of New York Mellon Trust Company, N.A., Trustee

News
Release

For Immediate Release

Austin, Texas October 19, 2012 — PACIFIC COAST OIL TRUST (NYSE—ROYT) (the “Trust”) a perpetual royalty trust, announced today a cash distribution to the holders of its units of beneficial interest of $0.13939 per unit, payable on November 14, 2012, to unitholders of record on October 31, 2012.  The Trust’s distribution relates to net profits and overriding royalties generated during September 2012 as provided in the conveyance of net profits and overriding royalty interest.

This month’s distribution is slightly lower than the previous month ($0.13939 per unit vs. $0.14987 per unit).  Total daily production was approximately 1% lower than the prior month, while higher crude oil prices favorably impacted this month’s distribution as average realized prices were 2% higher than the prior month.  Lease operating expenses were slightly higher than the prior month principally due to increased injection well work to improve injection capacity and higher than expected well repair expenses.  Current month administrative expenses were in-line with prior month totals.

The current net profits amount from the Developed Properties was approximately $5.4 million, after receipt by PCEC from its counterparties of $0.1 million related to the settlement of applicable hedge contracts.  The development expense for the Developed Properties was $0.1 million during the period.

The current distribution also includes a 7.5% overriding royalty on the Remaining Properties which produced 8,298 Boe from 18 Orcutt Diatomite wells, which was approximately 240% higher than the prior month due to the Orcutt Diatomite expansion project being ahead of schedule. The cumulative deficit of the net profit interest on the Remaining Properties, including the 7.5% overriding royalty payments, is approximately $4.9 million.

Trust administrative expenses incurred in connection with the Trust, and the monthly operating and services fee payable to PCEC, totaling $0.1 million were deducted in the calculation of the distribution payable to unit holders.  Future administrative expenses are expected to vary.

Sales Volumes and Prices

The following table displays Pacific Coast Energy Company LP’s (“PCEC”) underlying sales volumes and average prices for the month of September 2012.

	Underlying Sales
	Sales Volumes	Average Price
	(Boe)	(per Boe)

Developed Properties (a)	106,691	$101.56
Remaining Properties (b)	8,298	$101.69

(a) Crude oil sales represented 97% of sales volumes.

(b) Crude oil sales represented 100% of sales volumes.

Overview of Trust Structure

Pacific Coast Oil Trust is a perpetual Delaware statutory trust formed by PCEC to own interests in certain oil and gas properties in the Santa Maria Basin and the Los Angeles Basin (the “Underlying Properties”).  The Underlying Properties consist of (i) the proved developed reserves as of December 31, 2011 on the Underlying Properties, which we refer to as the “Developed Properties,” and (ii) all other development potential on the Underlying Properties, which we refer to as the “Remaining Properties.”  Production from the Developed Properties attributable to the Trust is produced from wells that, because they have already been drilled, require limited additional capital expenditures.  Production from the Remaining Properties that will be attributable to the Trust will require capital expenditures for the drilling of wells and installation of infrastructure.  PCEC will supply required capital on behalf of the Trust during this period; however, because the costs initially incurred exceed gross proceeds, the Remaining Properties currently have negative net profits during this drilling and development period.  During this period of negative net profits, instead of being paid net profits, the Trust is paid a 7.5% overriding royalty on the portion of the Remaining Properties located on PCEC’s Orcutt properties.  Once revenues from the Remaining Properties have paid back PCEC for the cumulative costs it has advanced on behalf of the Trust (referred to as the 25% Net Profits Interest Accrued Deficit Balance and includes the payments made to the Trust pursuant to the 7.5% overriding royalty), then the net profits interests on the Remaining Properties will be paid out in place of the overriding royalty interest.  These interests entitle the Trust to receive the following:

Developed Properties

•     80% of the net profits from the sale of oil and natural gas production from the Developed Properties.

Remaining Properties

•               7.5% of the proceeds (free of any production or development costs but bearing the proportionate share of production and property taxes and post-production costs) attributable to the sale of all oil and natural gas production from the Remaining Properties located on PCEC’s Orcutt properties, or

•               25% of the net profits from the sale of oil and natural gas production from all of the Remaining Properties.

The Developed Properties, the Remaining Properties and the Trust’s net profits and royalty interests are described in more detail in the Trust’s filings with the Securities and Exchange Commission (the “SEC”). As described in the Trust’s filings with the SEC, the amount of the periodic distributions is expected to fluctuate, depending on the proceeds received by the Trust as a result of actual production volumes, oil and gas prices, development expenses, and the amount and timing of the Trust’s administrative expenses, among other factors. Future distributions are expected to be made on a monthly basis. For additional information on the Trust, please visit www.pacificcoastoiltrust.com.

Cautionary Statement Regarding Forward-Looking Information

This press release contains statements that are “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. All statements contained in this press release, other than statements of historical facts, are “forward-looking statements” for purposes of these provisions. These forward-looking statements include the amount and date of any anticipated distribution to unitholders. The anticipated distribution is based, in part, on the amount of cash received or expected to be received by the Trust from PCEC with respect to the relevant period. Any differences in actual cash receipts by the Trust could affect this distributable amount. Other important factors that could cause actual results to differ materially include expenses of the Trust and reserves for anticipated future expenses. Statements made in this press release are qualified by the cautionary statements made in this press release. Neither PCEC nor the Trustee intends, and neither assumes any obligation, to update any of the statements included in this press release. An investment in units issued by Pacific Coast Oil Trust is subject to the risks described in the Trust’s filings with the SEC. The Trust’s quarterly and other filed reports are or will be available over the Internet at the SEC’s website at http://www.sec.gov.

Contact:

Pacific Coast Oil Trust

The Bank of New York Mellon Trust Company, N.A., as Trustee

Sarah Newell

1(800) 852-1422

919 Congress Avenue    Austin, TX 78701